UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2007

LITTLE SIOUX CORN PROCESSORS, L.L.C.

(Exact name of small business issuer as specified in its charter)

Iowa	0001229899	42-1510421
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4808 F Ave.

Marcus, IA 51035

(Address of principal executive offices)

(712) 376-2800

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Amended and Restated Construction Loan Agreement between LSCP, LLLP and First National Bank of Omaha, N.A.

The following disclosures are made in compliance with (i) Item 1.01 Entry into a Material Definitive Agreement; and (ii) Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.”

On April 5, 2007, Registrant, as general partner of LSCP, LLLP, entered into an Amended and Restated Construction Loan Agreement (the “Amended Agreement”) on behalf of LSCP, LLLP with First National Bank of Omaha, N.A. (“FNBO”), of Omaha, Nebraska.  Under the Amended Agreement, FNBO has agreed to loan us up to $73,000,000 (the “Construction Loan”) for the purpose of partially funding the construction of the 40 million gallon per year expansion of our facility and the subsequent replacement of the Construction Loan with an amount of up to $82,278,226.94 (the “Term Loan”), together with a $5,000,000 operating line of credit and letter of credit facility (the “Operating Loan”) and swap contracts.

Our obligations currently include (i) a fixed rate term loan with a principal balance of $10,572,233.92 (the “Existing Swap Note”); (ii) a variable interest loan with a principal balance of $4,278,226.94 (the “Existing Variable Rate Note”); (iii) a long term revolving loan with an available commitment of $5,000,000 (the “Existing Long Term Revolving Note”); (iv) an operating line and letter of credit facility which has an available commitment of $3,500,000 (the “Existing Operating Note”); and (v) a business credit card loan which has an available commitment of $100,000 (the “Business Credit Card Loan”).

Under the Amended Agreement, the Existing Swap Note and Business Credit Card Loan are subject to the same terms and conditions, including interest rate, interest period, repayment terms, as our previous credit facility with FNBO.  In addition, through the Construction Loan Termination Date, the Existing Variable Rate Note and the Existing Long Term Revolving Note will continue to be subject to the same terms and conditions, including interest rate, interest period, repayment terms, as our existing credit facility; provided, however, interest shall accrue on the Existing Variable Rate Note and the Existing Long Term Revolving Note at a variable rate equal to the applicable LIBOR Rate set forth in such Notes, plus (a) 280 basis points prior to acceleration or maturity, and (b) an additional 600 basis points after maturity, whether by acceleration or otherwise.  On the Construction Loan Termination Date, the Existing Variable Rate Note and the Existing Long Term Revolving Note will be converted with the Construction Loan into the Term Loan described below.

The Amended Agreement also provides for refinancing of our Existing Operating Note.  Under the refinanced operating loan (the “Operating Loan”) FNBO will loan us an amount up to $5,000,000 which shall provide both operating line of credit financing and FNBO will issue letters of credit at our request.  The aggregate amount of any letter of credit at the time of issuance shall not exceed $1,000,000 and unless otherwise agreed to by FNBO, no letter of credit shall have an expiration date more than one (1) year from the date of issuance. We may borrow, repay and reborrow under the Operating Loan, without penalty or premium, either the full amount of the Long Term Revolving Loan or any lesser sum.

During the during the construction period interest on the Construction Loan will be payable on a quarterly basis on the outstanding principal amount at a variable rate equal to the 1 month LIBOR Rate, in effect from time to time, plus (a) 310 basis points prior to acceleration or maturity, and (b) an additional 600 basis points after maturity, whether by acceleration or otherwise.  On the Construction Loan Termination Date, the Construction Loan will be converted into the Term Loan and replaced by the following term notes:

(a)           The Swap Note. A loan in the maximum amount of $36,500,000.  Interest on the Swap Note shall accrue at a variable rate equal to the three (3) month LIBOR Rate, in effect from time to time, plus (a) 260 basis points prior to acceleration or maturity, and (b) an additional 600 basis points after maturity, whether by acceleration or otherwise.  The Swap Note will mature and terminate on the fifth anniversary of the Construction Loan Termination Date.

(b)           The Variable Rate Note.  A loan in the maximum amount of $35,778,226.94 representing the principal balance of the Construction Note plus the entire principal amount and all accrued and unpaid interest under the Existing Variable Rate Note, if any, less the Swap Note and less $5,000,000 of the Long Term Revolving Loan.  Interest on the Variable Rate Note shall accrue at a variable rate equal to the three (3) month LIBOR Rate, in effect from time to time, plus (a) 300 basis points prior to acceleration or maturity, and (b) an additional 600 basis points after maturity, whether by acceleration or otherwise. The Variable Rate Note will mature and terminate on the fifth anniversary of the Construction Loan Termination Date.

(c)           The Long Term Revolving Note.  A loan in the maximum amount of $10,000,000 representing the entire principal amount and all accrued and unpaid interest under the Existing Long Term Revolving Note, if any, and $5,000,000 converted from the Construction Loan on the Construction Loan Termination Date.  Interest on the Long Term Revolving Note shall accrue at a variable rate equal to the 3 month LIBOR Rate, in effect from time to time, plus (a) 300 basis points prior to acceleration or maturity, and (b) an additional 600 basis points after maturity, whether by acceleration or otherwise.  We may borrow, repay and reborrow under the Long Term Revolving Loan, without penalty or premium, either the full amount of the Long Term Revolving Loan or any lesser sum until termination of the Long Term Revolving Note. The Long Term Revolving Note will mature and terminate on the fifth anniversary of the Construction Loan Termination Date.

We are obligated to repay the Term Loan as follows:

(a)                                  We will make quarterly principal payments on the Swap Note ranging from approximately $612,000 to $859,000 plus accrued interest commencing on the first day of the first quarter immediately following the Construction Loan Termination Date. A final balloon payment of approximately $23,000,000 will be due on the termination date of the Swap Note.

(b)                                 We will make quarterly payments of $1,362,428.66 beginning the first day of the first quarter immediately following the Construction Loan Termination Date which shall be allocated as follows:  (i) first to accrued and unpaid interest on the Long Term Revolving Note, (ii) next to accrued and unpaid interest on the Variable Rate Note, and (iii) next to principal on the Variable Rate Note.

(c)                                  After the Variable Rate Note has been fully paid, such quarterly payments shall be allocated first to accrued and unpaid interest on the Long Term Revolving Note, and then to principal on the Long Term Revolving Note, with reductions in the availability thereof .

(d)                                 At the end of each fiscal year, we must apply an amount equal to 25% of our excess cash flow but not to exceed $5,000,000 to the term notes.  Excess cash flow is determined as EBITDA less capital expenditures, taxes and allowable distributions, required payments to FNBO and subordinated debt.

(e)                                  Notwithstanding the foregoing, all unpaid principal and accrued and unpaid interest for all Term Notes shall be due and payable on their respective termination dates, if not sooner paid.

In connection with the Amended Agreement, we executed a mortgage in favor of FNBO creating a first lien on our real estate and plant and a security interest in all personal property located on our property.  In addition, we assigned, in favor of FNBO, all rents and leases to our property, the design/build contract, our marketing contracts, risk management services contract and lease agreement.

As a condition to FNBO making loans under the Amended Agreement, we were required to collaterally assign to FNBO all of our right, title and interest in and to any and all membership or other equity interest in Akron Riverview Corn Processors, LLC in exchange for its consent to our making of an equity contribution in the aggregate amount of $20,000,000 to Akron Riverview Corn Processors, LLC.  In addition, we will also be subject to certain financial loan covenants consisting of minimum working capital, minimum debt coverage, and minimum tangible net worth.  After the construction phase, we will only be allowed to make annual capital expenditures up to $1,000,000 annually without prior approval.  We will also be prohibited from making distributions to our members of greater than 40% of the net income for such fiscal year if our leverage ratio (combined total liabilities to net worth) is greater than or equal to 1.0:1.0.  If our leverage ratio is less than 1.0:1.0, we may make distributions up to 65% of our net income.  We must be in compliance with all financial ratio requirements and loan covenants before and after any distributions to our members.  Our failure to comply with the protective loan covenants or maintain the required financial ratios may cause acceleration of the outstanding principal balances on the revolving promissory note and terms notes and/or the imposition of fees, charges or penalties.  Any acceleration of the debt financing or imposition of significant fees, charges or penalties may restrict or limit our access to the capital resources necessary to continue plant operations.

Upon an occurrence of an event of default or an event which will lead to our default, FNBO may upon notice terminate its commitment to loan funds and declare the entire unpaid principal balance of the loans, plus accrued interest, immediately due and payable.   An event of default includes, but is not limited to, our failure to make payments when due, insolvency, any material adverse change in our financial condition or our breach of any of the covenants, representations or warranties we have given in connection with the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITTLE SIOUX CORN PROCESSORS, L.L.C.

Dated: April 11, 2007	By:	/s/ Gary Grotjohn
Gary Grotjohn, Treasurer and Chief Financial Officer